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                   ACM Government Income Fund

          Dividend Reinvestment and Cash Purchase Plan

                   ACM GOVERNMENT INCOME FUND, INC.
                   1345 Avenue of the Americas
                   New York, New York 10105

                   Investment Adviser
                   ALLIANCE CAPITAL MANAGEMENT CORPORATION

                   Shareholder Inquiries to:
                   State Street Bank & Trust Company
                   c/o ACM Government Income Fund, Inc.
                   P.O. Box 366
                   Boston, MA 02101
                   Telephone: (617) 328-5000, x2705




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                ACM GOVERNMENT INCOME FUND, INC.


This form is for shareholders who hold shares in their own names. If your shares are held through a brokerage firm, bank, or other nominee and you wish to participate in the Plan, you should request your brokerage firm, bank or other nominee to re-register your shares in your own name which will enable your participation in the Plan.


         The authorization and appointment is given with the understanding that I may terminate it at any time by terminating my account under the Plan as provided in such Terms and Conditions.

                        _________________________________________
                        Please print exact name of account

                        _________________________   _____________
                        Shareholder signature       Date


                        _________________________   _____________
                        Shareholder signature       Date

                        Please sign exactly as your shares are
                        registered.  All persons whose names
                        appear on the share certificate must
                        sign.

YOU SHOULD NOT RETURN THIS FORM IF YOU WISH TO RECEIVE YOUR
DIVIDENDS AND DISTRIBUTIONS IN CASH.  THIS IS NOT A PROXY.

         This authorization form, when signed, should be mailed in the enclosed, pre-addressed envelope, to:

                   State Street Bank and Trust Company
                   P.O. Box 366, Boston, MA 02101














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Dear Shareholder:

We are pleased that you have chosen to invest in ACM Government Income Fund and are happy to offer you a plan for the reinvestment of your dividends and capital gain distributions in shares of the Fund. The Plan also allows you to make optional cash investments in Fund shares through the State Street Bank and Trust Company, the Plan Agent. The features of the Plan are described in this brochure.

If you decide to use this service, State Street Bank, as your Agent, will automatically invest your dividends and capital gain distributions in shares of the Fund for your account.

This service is entirely voluntary and subject to the terms of the Plan you may join or withdraw at any time.

We invite you to review the Plan. If you wish to participate and your shares are held in your own name, simply complete and mail the enrollment form in the enclosed business reply envelope. If your shares are held in the name of a brokerage firm, bank, or other nominee and you wish to participate in the Plan, you should request your brokerage firm, bank or other nominee to re-register your shares in your own name which will enable you to participate in the Plan.

                                  Sincerely,


                                  David H. Dievler
                                  Chairman of the Board






















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What is the Dividend Reinvestment and Cash Purchase Plan?
The Dividend Reinvestment and Cash Purchase Plan offers shareholders in ACM Government Income Fund a prompt and simple way to reinvest dividends and capital gain distributions in shares of the Fund. The Plan also allows you to make optional cash investments in Fund shares through the Plan Agent. The Fund will distribute to shareholders, monthly, substantially all of its net investment income. Net realized short-term capital gains will be distributed quarterly and net realized long-term capital gains will be distributed annually.

State Street Bank and Trust Company acts as Plan Agent for shareholders in administering the Plan. The complete Terms and Conditions of the Plan appear later in this brochure.

Who can participate in the Plan?
If you own shares in your own name, you can participate directly in the Plan. If you own shares that are held in the name of a brokerage firm, bank, or other nominee and you wish to participate in the Plan, you should request your brokerage firm, bank or other nominee to re-register your shares in your own name which will enable you to participate in the Plan.

The Plan Agent will administer the Plan on the basis of the number of shares as representing the total amount registered in your name and held for your account by your nominee.

What does the Plan offer?
The Plan has two components: reinvestment of dividends and capital gains distributions, and an optional cash purchase feature.






















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    Reinvestment of income dividends and capital gain
    distributions
    If you choose to participate in the Plan, your dividends and capital gain distributions will be promptly invested for you, automatically increasing your holdings in the Fund. If the Fund declares a dividend or capital gain distribution payable either in cash or in shares of the Fund, you will automatically receive shares of the Fund. If the market price of shares on the relevant date, normally the payment date, equals or exceeds their net asset value, the Fund will issue new shares to you at net asset value, provided that the Fund will not issue new shares at a discount of more than 5% from the then current market price. If the market price is lower than net asset value, or if dividends or capital gain distributions are payable only in cash, then you will receive shares purchased on the New York Stock Exchange or otherwise on the open market to the extent available. If the market price exceeds net asset value before the Plan Agent has completed its purchases, the average purchase price may exceed net asset value resulting in fewer shares being acquired than if the Fund had issued new shares. All reinvestments are in full and fractional shares, carried to three decimal places.

    Voluntary cash purchase
    Plan participants have the option of making semi-annual investments in Fund shares through the Plan Agent. You may invest any amount of at least $100 semi-annually. The Plan Agent will purchase shares for you on the New York Stock Exchange or otherwise on the open market on or about the first business day of January and July. If you hold shares in your own name, you should deal directly with State Street Bank. Please send your check to the following address:

    State Street Bank and Trust Company
    P.O. Box 366
    Boston, MA 02101
















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    State Street Bank will return any cash payments received more than thirty days prior to the first business day of January and July, and you will not receive interest on uninvested cash payments. Cash payments received after 5 business days prior to the investment date will be returned by the Plan Agent. You may withdraw a voluntary cash payment by written notice, if the notice is received by State Street Bank not less than forty-either hours before the investment date.

    Is there a cost to participate?
    There is no direct charge to participants for reinvesting dividends and capital gain distributions, since the Plan Agent's fees are paid by the Fund. There are no brokerage charges for shares issued directly by the Fund. Whenever shares are purchased on the New York Stock Exchange or otherwise on the open market, each participant will pay a pro rata portion of brokerage commissions. Brokerage charges for purchasing shares through the Plan are expected to be less than the usual brokerage charges for individual transactions, because the Plan Agent will purchase shares for all participants in blocks, resulting in lower commissions for each individual participant.

    For purchases from voluntary cash payments, participants must pay a service fee of $0.75 for each investment and a pro rata share of the brokerage commissions.

    What are the tax implications for participants?
    You will receive tax information annually for your personal records and to help you prepare your federal income tax return. The automatic reinvestment of dividends and capital gain distributions does not relieve you of any income tax which may be payable on dividends or distributions.




















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    Once enrolled in the Plan, may I withdraw from it?
    You may withdraw from the Plan without penalty at any time by written notice to State Street Bank. Your withdrawal will be effective as specified in Paragraph II of the Terms and Conditions.

    If you withdraw, you will receive without charge a share certificate issued in your name for all full shares, or, if you wish, State Street Bank will sell your shares and send you the proceeds, less a service fee of $2.50 and less brokerage commissions. State Street Bank will convert any fractional shares you hold at the time of your withdrawal to cash at the current market price and send you a check for the proceeds.

    How do participating shareholders benefit?
    You will build holdings in the Fund easily and automatically, at no brokerage cost or at reduced costs.

    You will receive a detailed account statement from State Street Bank and Trust Company, your Plan Agent, showing total dividends and distributions, additional cash payments, date of investment shares acquired and price per share, and total shares of record held by you and by the Plan Agent for you. Your proxy will include shares purchased for you by the Plan Agent according to the Plan.

    As long as you participate in the Plan, State Street Bank, as your Plan Agent, will hold the shares it has acquired for you in safekeeping, in non-certificated form. This convenience provides added protection against loss, theft, or inadvertent destruction of certificates.





















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    Whom should I contact for additional information?
    If you hold shares in your own name, please address all notices, correspondence, questions, or other communications regarding the Plan to:

    State Street Bank and Trust Company
    c/o ACM Government Income Fund, Inc.
    P.O. Box 366
    Boston, MA 02101
    (617) 328-5000 x2705

    If your shares are not held in your name, you should contact your brokerage firm, bank, or other nominee for more information.

    How to enroll
    To enroll in the Divident Reinvestment and Cash Purchase
    Plan, please review the Terms and Conditions in this brochure. Then all you need to do is

    Complete and sign the attached authorization form
    Mail the form in the enclosed, pre-addressed envelope

    Your reinvestments will begin with the next dividend or capital gain distribution payable after State Street Bank receives your authorization, provided it is received prior to the record date. You may also exercise the voluntary cash purchase option at the next appropriate date. Should your authorization arrive after the record date, your participation in the Plan will begin with the following dividend or distribution.

    Either ACM Government Income Fund or State Street Bank may amend or terminate the Plan. Participants will receive written notice at least 90 days before the effective date of any amendment. In the case of termination, participants will receive written notice at least 90 days before the record date of any dividend or capital gain distribution by the Fund.














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Terms and Conditions of Dividend Reinvestment and Cash Purchase
Plan

1. The State Street Bank and Trust Company will act as Agent for me and will open an account for me under the Dividend Reinvestment and Cash Purchase Plan in the same name as my present shares are registered and put into effect for me the divident reinvestment option of the Plan as of the first record date for a dividend or capital gain distribution and the cash purchase option of the Plan as of the next appropriate date as provided in paragraph 5 below after you receive the Authorization duly executed by me.

2. Whenever ACM Government Income Fund Inc. (the Fund) declares an income dividend or capital gain distribution payable on shares of Common Stock or cash at the option of the shareholders I hereby elect to take such distribution entirely in shares of Common Stock and you shall automatically receive such shares, including fractions, for my account except in the circumstances described in paragraph 4 below. Except in such circumstances, the number of additional shares to be credited to my account shall be determined by dividing the dollar amount of the income dividend or capital gain distribution payable on my shares by the net asset value per share of the Fund shares on the valuation date provided that the normal discount from the then current market price per share shall not exceed [$___]. The valuation date will be the payable date for such distribution.

3. Should the net asset value per share of the Fund shares of Common Stock exceed the market price per share on the valuation date for a stock or cash income dividend or capital gain distribution or on another date chosen by you in your sole discretion which is not more than 5 business days prior to the valuation date, or should the Fund declare an income dividend or capital gain distribution payable only in cash, you shall apply the amount of such dividend or distribution on my shares (less my pro rata share of brokerage commissions incurred with respect to your open market purchases in connection with the reinvestment of such dividend or distribution) to the purchase on the open market of shares of the Fund Common Stock for my account. In no event may such purchases be made more than 45 days after the payment date for such dividend except where temporary curtailment or suspension of purchase is necessary to comply with applicable provisions of federal securities law.

4. For purposes of the dividend reinvestment purchase comparison of the Plan (a) the market price of the Fund's Shares of Common Stock on a particular date shall be the last sales price on the New York Stock Exchange on that date, or if there is no sale on such Exchange on that date, then the mean between the closing bid and asked quotations for such shares on such Exchange on such


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date and (b) net asset value per share of the Fund's shares of
Common Stock on a particular date shall be the net asset per share most recently calculated by or on behalf of the Fund.

5. I understand that semi annually I have the option of sending additional funds in any amount of at least $100 for the purchase on the open market of the Fund's shares of Common Stock for my account. Voluntary payments will be invested on or shortly after the first business day of January and July and in no event more than 45 days after such dates except where temporary curtailment or suspension of purchases is necessary to comply with applicable provisions of federal securities law. Funds received more than 30 business days before the investment date or less than 5 business days prior to the investment date will be returned uninvested. I may withdraw my entire voluntary cash payment by written notice received by you not less than 48 hours before such payment is to be invested.

6. Investments of voluntary cash payments and other open-market purchases provided for above may be made on any securities exchange where the Fund's shares of Common Stock are traded in the over-the-counter market or in negotiated transactions and may be on such terms as to price, delivery and otherwise as you shall determine. My funds held by you uninvested will not bear interest and it is understood that, in any event, you shall have no liability in connection with any inability to purchase shares within 45 days after the initial date of such purchase as herein provided or with the timing of any purchases effected. You shall have no responsibility as to the value of the Fund's shares of Common Stock acquired for my account. For the purpose of cash investments you may commingle my funds with those of other shareholders of the Fund for whom you similarly act as Agent and the average price (including brokerage commissions) of all shares purchased by you as Agent shall be the price per share allocable to me in connection therewith.

7. You may hold my shares acquired pursuant to my Authorization, together with the shares of other shareholders of the Fund acquired pursuant to similar authorizations in noncertificated form in your name or that of our nominee. You will forward to me any proxy solicitation material and will vote any shares so held for me only in accordance with the proxy returned by me to the Fund. Upon my written request, you will deliver to me, without charge, a certificate or certificates for the full shares.

8. You will confirm to me each acquisition made for my account as soon as practicable but not later than 60 days after the date thereof. Although I may from time to time have an undivided fractional interest (computed to three decimal places) in a share of the Fund, no certificates for a fractional share will be issued. However, dividends and distributions on fractional


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shares will be credited to my account.  In the event of
termination of my account under the Plan, you will adjust for any such undivided fractional interest in cash at the market value of the Fund's shares at the time of termination.

9. Any stock dividends or split shares distributed by the Fund on shares held by you for me will be credited to my account. In the event that the Fund makes available to its shareholders rights to purchase additional shares of other securities, the shares held for me under the Plan will be added to other shares held by me in calculating the number of rights to be issued to me.

10. Your service fee for handling capital gain distributions or income dividends will be paid by the Fund. I will be charged a $0.75 service fee for each voluntary cash investment and pro rata share of brokerage commissions on all open market purchases.

11. I may terminate my account under the Plan by notifying you in writing. Such termination will be effective immediately if my notice is received by you not less than ten days prior to any dividend or distribution record date, otherwise such termination will be effective shortly after the investment of such dividend distributions with respect to any subsequent dividend or distribution. The Plan may be terminated by you or the Fund upon notice in writing mailed to me at least 90 days prior to any record date for the payment of any dividend or distribution by the Fund. Upon any termination you will cause a certificate or certificates to be issued for the full shares held for me under the Plan and cash adjustment for any fraction to be delivered to me without charge. If I elect by notice to you in writing in advance of such termination to have you sell part or all of my shares and remit the proceeds to me, you are authorized to deduct a $2.50 fee plus brokerage commission for this transaction from the proceeds.

12. These terms and conditions may be amended or supplemented by you or the Fund at any time or times but, except when necessary or appropriate to comply with applicable law or the rules or policies of the Securities and Exchange Commission or any other regulatory authority, only by mailing to me appropriate written notice at least 90 days prior to the effective date thereof. The amendment or supplement shall be deemed to be accepted by me unless, prior to the effective date thereof, you receive written notice of the termination of my account under the Plan. Any such amendment may include an appointment by you in your place and stead of a successor Agent under these terms and conditions, with full power and authority to perform all or any of the acts to be performed by the Agent under these terms and conditions. Upon any such appointment of any Agent for the purpose of receiving dividends and distributions, the Fund will be authorized to pay


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to such successor Agent, for my account, all dividends and
distributions payable on shares of Common Stock of the Fund held in my name or under the Plan for retention or application by such successor Agent as provided in these terms and conditions.

13. You shall at all times act in good faith and agree to use your best efforts within reasonable limits to insure the accuracy of all services performed under this Agreement and to comply with applicable law, but assume no responsibility and shall not be liable for loss or damage due to errors unless such error is caused by your negligence, bad faith, or willful misconduct or that of your employees.

14. These terms and conditions shall be governed by the laws of the State of New York.






































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                ACM GOVERNMENT INCOME FUND, INC.
          DIVIDEND REINVESTMENT AND CASH PURCHASE PLAN

AUTHORIZATION FOR REINVESTMENT OF DIVIDENDS AND DISTRIBUTIONS
(Please read carefully before signing)


This form is for shareholders who hold shares in their own names. If your shares are held through a brokerage firm, bank, or any other nominee and you wish to participate in the Plan, you should request your brokerage firm, bank or other nominee to re-register your shares in your own name which will enable your participation in the Plan.


     I hereby authorize ACM Government Income Fund, Inc. (the "Fund") to pay to State Street Bank and Trust Company for my account all income dividends capital gain distributions payable to me on shares of Common Stock of the Fund now or hereafter registered in my name, and hereby elect to receive in shares of Common Stock all such dividends and distributions payable in shares or cash at the option of shareholders, except as set forth below.

     I hereby appoint State Street Bank and Trust Company as my Agent subject to the Terms and Conditions of Dividend Reinvestment and Cash Purchase Plan (the "Plan") set forth in the accompanying brochure, and authorize State Street Bank and Trust Company, as such Agent, in accordance with such Terms and Conditions, to apply all such income dividends and capital gain distributions and any additional cash investments made by me, after deducting the charges as provided in such Terms and Conditions, to the purchase of shares of Common Stock of the Fund.

                                        (Continued on other side)

















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